Exhibit 10.23


                                 InnovaCom, Inc.
                               3400 Garrett Drive
                          Santa Clara, California 95054
                               Tel: (408) 727-2447

                                  July 26, 2000



Jashell Investments
C/o Dr. Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein
Attn.:  Mr. Hans Gassner

     Re: Amendment to Common Stock Purchase Agreement

Gentlemen:

     Reference is made to that  certain  Common Stock  Purchase  Agreement  (the
"Purchase Agreement"), dated July 19, 2000, between InnovaCom, Inc. (the "Company") and Jashell Investments (the "Purchaser"). In order to register for resale the Common Stock to be purchased pursuant to the Purchase Agreement, certain provisions of the Purchase Agreement must be deleted or revised.

     In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to restate the following section of the Purchase Agreement as follows:

          Section 1.1 (g) "Purchase Price" shall mean with respect to Shares (excluding Shares issued upon the exercise of Warrants), (i) seventy-seven percent (79%) of the Average Daily Price on the date in question and seventy-four percent (76%) of the Average Daily Price on any date for any Draw Downs related to Special Activity, less $33,333 as to each of the initial six Puts only, if any.

          Section 5.2 (f) Warrants. The Purchaser shall receive (i) at the Closing, a warrant certificate to purchase up to 100,000 shares of Common Stock in the form of Exhibit E hereto (the "Initial Warrants") and (ii) as to each Settlement Date, a warrant certificate to purchase up to a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by the Investor on such Settlement Date pursuant to this Agreement in the form of Exhibit F (each a "Purchaser Warrant")(the "Initial Warrant" and the "Purchaser Warrants" collectively referred to as the "Warrants"). The Initial Warrant shall have a term from its date of issuance of three years. The Purchaser Warrants shall each have a term from their date of issuance of 22 Trading Days. The Strike Price of the Initial Warrants shall be the VWAP on the Trading Day immediately prior to the Closing Date using the HP function. The exercise price of the Purchaser Warrants shall be the weighted average of the Purchase Prices of the Common Stock purchased on the applicable Settlement Date. The Common Stock underlying the Warrants will be registered in the Registration Statement. "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.

          Section 5.3 Conditions Precedent to the Obligation of the Purchaser to accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction, at or before each Draw Down Exercise Date, of each of the conditions set forth below.

          Section 6.1 (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. There shall be at least seven (7) Trading Days between Draw Down Pricing Periods. The price per share paid by the Purchaser shall be based on the Average Daily Price on each separate Trading Day during the Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on, (i) as to the 1st to the 11th Trading Days after a Draw Down Pricing Period commences, on the 13th Trading Day after a Draw Down Pricing Period commences and (ii) as to the 12th to the 22nd Trading Days after a Draw Down Pricing Period commences, the 24th Trading Day after a Draw Down Pricing Period. (each, a "Settlement Date" or "Draw Down Exercise Date"). In connection with each Draw Down Pricing Period, the Company may set an Average Daily Price below which the Company will not sell any Shares (the "Threshold Price"). If the Average Daily Price on any day within the Draw Down Pricing Period is less than the Threshold Price, the Company shall not sell and the Purchaser shall not be obligated to purchase the Shares otherwise to be purchased for such day.

          Section 6.1 (c) The minimum Draw Down shall be $250,000.

          Section 6.1 (d)(i) If the Average Daily Price on a given Trading Day is less than the Threshold Price, then the Draw Down will be reduced by

     1/22nd and that day shall be withdrawn  from the Draw Down Pricing  Period;
     and

          Section 6.1 (d)(ii) If trading of the Common Stock on the Principal Market is suspended for more than three (3) hours, in the aggregate, on any Trading Day during the Draw Down Pricing Period, then the Purchaser may elect to reduce the Draw Down by 1/22nd and that day shall be withdrawn from the Draw Down Pricing Period; and

          Section 6.1 (d)(iii) [INTENTIONALLY DELETED]

          Section 6.1 (f) On or before each Settlement Date, the Shares purchased by the Purchaser shall be delivered to The Depository Trust Company ("DTC") on the Purchaser's behalf. Upon the Company delivering whole shares of Common Stock to the Purchaser or its designees via DWAC by 1:00 pm EST, the Purchaser shall wire transfer immediately available funds to the Company's designated account on the such day. Upon the Company delivering whole shares of Common Stock to the Purchaser or its designees via DWAC after 1:00 pm EST, the Purchaser shall wire transfer next day available funds to the Company's designated account on such day. In the event the Purchaser elects to use the Escrow Agent, the Shares shall be credited by the Company to the DTC account designated by the Purchaser upon receipt by the Escrow Agent of payment for the Draw Down into the Escrow Agent's trust account as provided in the Escrow Agreement. The Escrow Agent shall be directed to pay the purchase price to the Company, net of One Thousand Five Hundred Dollars $1,500 as escrow expenses to the Escrow Agent. The delivery of the Shares into the Purchaser's DTC account in exchange for payment therefor shall be referred to herein as "Settlement".

          Section 7.1 Term. The term of this Agreement shall be twenty-four (24) months from the Effective Date.

          Section 7.2 Termination. The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Stock is de-listed from the Principal Market unless such de-listing is in connection with the listing of the Common Stock on the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, and (iii) the Company files for protection from creditors under any applicable law.

     In addition, Section 2.2 of Escrow Agreement shall be restated as follows:

          Section 2.2 Each time the Purchaser shall purchase Shares pursuant to a Draw Down, the Purchaser shall send the applicable purchase price of the Draw Down Shares to the Escrow Agent, which shall advise the Company in writing that it has received the purchase price for such Draw Down Shares. The Company shall promptly, but no later than three (3) Trading Days after receipt of such funding notice from the Escrow Agent, cause its transfer agent to issue the Draw Down Shares to the Purchaser via DTC deposit to the account specified by the Purchaser from time to time and deliver the Purchaser Warrant to the Purchaser. Upon receipt of written confirmation from the transfer agent or from the Purchaser that such Draw Down Shares have been so deposited and shall within one (1) Trading Day wire the Purchase Price of the Draw Down per the written instructions of the Company, net of $1,500 as escrow expenses to the Escrow Agent.

     Finally, the second paragraph of Section 3(a) of the Registration Rights Agreement shall be restated as follows:

          The Company shall use its best efforts to cause the Registration Statement to become effective within five (5) days of SEC clearance and will within said five (5) days request acceleration of effectiveness. The Company will notify Purchaser of the effectiveness of the Registration Statement within one Trading Day of such event.


     Except as specifically amended by the terms of this letter, the Purchase Agreement and its exhibits shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

     If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                            INNOVACOM, INC.



                                        By: ______________________________
                                            Frank Alioto, President & CEO



ACCEPTED AND AGREED TO:

JASHELL INVESTMENTS


By:   _________________________________
      Hans Gassner, Authorized Signatory